Exhibit 99.2

American Eagle Outfitters, Inc.

Third Quarter 2014 Earnings Call

Conference Call Transcript December 4, 2014

Operator: Greetings and welcome to the American Eagle Third Quarter 2014 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero, on your telephone keypad. As a reminder, this conference is being recorded. I would now like to turn the conference over to your host Ms. Judy Meehan, Vice President Investor Relations. Thank you, Ms. Meehan you may now begin.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Interim Chief Executive Officer, Roger Markfield, Chief Creative Director, and Mary Boland, Chief Financial and Administrative Officer. Also joining us for the Q&A today are Simon Nankervis, EVP of Global Stores, Michael Rempell, Chief Operating Officer and Jen Foyle, EVP and Chief Merchandising Officer of Aerie.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filing. Our comments today include non-GAAP adjustments. Please refer to the tables attached to the press release. We have also posted a financial supplement on our website.

Now I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: Thank you. Good afternoon. In what continues to be a tough retail environment, we delivered higher margins and earnings growth compared to last year ahead of our expectations. Our results reflect the progress on the work that began earlier this year to strengthen our assortment and drive better efficiencies across the business. In the third quarter we achieved 16% adjusted earnings growth. By managing the business better we were able to reduce markdown rates and control expenses. We ended the quarter in good financial condition with a cash balance of $280 million and no long-term debt. The period overall marked a step forward, yet we have significant opportunity to further strengthen our business. To that end, during the quarter we took restructuring charges aimed at improving the store portfolio and increasing efficiencies at our corporate office. We will continue to close less productive brick and mortar stores as our leases expire while selectively pursuing new openings. We are reducing corporate overhead expense and eliminating redundancies at our home office and we are in the process of consolidating office space. This work that will continue and is aimed at making us more profitable, more efficient and will enable us to invest in areas that will fuel future business.

As I said at the beginning of this year, we needed to bring fun and innovation back to our Company. I think we made good headway on this front. Our marketing events and lease lines are more compelling, our stores, both AE and Aerie, reflect higher energy, stronger outfitting ideas, an improved color palette and overall better merchandising. This is an ongoing effort as we strive to continuously stay connected to our customers and build a better brand experience. We have a solid foundation on which to build. Our brands are well positioned in today’s marketplace. We will stay true to the AE Heritage lifestyle while continuing to increase our speed-to-market and improve the customer shopping experience across stores and digital channels.

Aerie has been a standout performer. They’ve achieved positive comps and stronger profitability which has continued into the holiday season. We have a highly capable team led by Jen Foyle. Now we need to keep the momentum going as we evolve the assortments and further expand the Aerie brand.

On the technology front we continue to drive advancements in Omni channel. Approximately 15% of digital sales were fulfilled through our ship- from-store capability, which is now at about 530 stores. We have seen faster merchandise shipping times and better inventory utilization. BOSS will expand to all stores next year.

We also look forward to launching reserve online, pick up in-store providing additional shopping alternatives for our customers. We are also seeing benefits from our new distribution center, which is cutting our average delivery time in half. We have continued our global expansion strategy. In November we opened three new stores in London to an encouraging customer response. We will selectively pursue new growth opportunities while staying focused on strengthening our brand domestically.

I am pleased with how the teams are executing our vision and managing the day-to-day business overall. We’ve done a good job in anticipating operational challenges. For example, we successfully managed through the West Coast Port slowdown with no major disruption to our holiday flows or cost increases.

Although we’ve made progress this year we continue to face weak traffic and a highly promotional sector. In addition, as we cycle against our own history of heavy promotions it’s been difficult to achieve consistent sales performance. Our strategy has been to maintain price integrity by reducing promotional activity. We strongly believe this is the right approach. We’ve seen some success, yet have plenty of room for improvement. It goes without saying that this is made possible only with great merchandise. The right balance of quality and value, strong inventory controls and engaging customer experience. All major priorities as we move forward. We must continue to challenge ourselves on all fronts. At the same time, we need to continue to bring operating expenses down, to deliver stronger profitability. Thanks and now I will turn the call over to Roger.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: Thanks, Jay. Good afternoon to all. This season marks good progress, though we will continue to face significant headwinds. As Jay said, we’ve been focused on improving the customer experience and elevating our merchandise assortments. For today’s consumer, we are executing an updated lifestyle brand experience that is true to the heritage of American Eagle outfitters. To be clear, this is finding the right balance between new fashion and updated key heritage looks. We are uniquely positioned as the casual, youthfully optimistic American inspired lifestyle brand which ranks high among our customer base. The emphasis we’ve placed on being true to our brand DNA is a very important distinction from how we have operated in the recent past, and in my view, it’s the change, that when executed well, will successfully lead us into the future.

Now let me take a step back and review the third quarter. Although sales declined slightly in a really tough retail environment, we saw improvement from the first half. As we said on the second quarter conference call, lowering promotional activity was a major priority. We delivered on this priority and saw our merchandise margins rise over 300 basis points. This was driven by better merchandise, stronger inventory controls, and more strategic marketing events. Consistent with our strategy, we did not anniversary 20 days of 40% off the box promotions held last year. While mall traffic continued to be a challenge, our more disciplined pricing strategies helped spur an increase in the average transaction value. Driven by a higher average unit retail price and strong units per transaction. To underscore what Jay said, our greatest opportunity is to curb promotional activity while delivering sales improvements.

On the last call we also talked about supply chain efficiencies. Fast tracking and planning our inventories conservatively. This was achieved. With quarter ending inventories in good shape and below last year. We continue to drive inventory productivity and improved inventory turn from last year. During the quarter, we chased in to strong sellers much more effectively including sweaters, joggers, and denim. We made a strategic decision to improve product quality through the use of better fabrics and incorporating new washes and treatments. Essentially we’ve added more of the special details we were missing in recent seasons.

Our recent launch of AEO Denim X is a great example of innovation in a key heritage category. The response has been very positive and is as an example of how we need to deliver units newness across the business. We’ve seen strength in women’s sweaters and men’s and women’s bottoms. Some of the more challenging categories include men’s and women T-shirts and fleece.

As a category overall, denim held up extremely well, exceeding our plans and delivering higher margins. Newness in non-denim bottoms such as joggers and jeggings and leggings achieved strong double-digit comps and mostly offset the slight declines we experienced in denim. We continue to work on broadening our offerings, putting more emphasis on accessories, greater gift giving and unique opportunities like American Beagle Outfitters, an example of fun and innovation.

Aerie has continued to deliver strong results, with positive comp sales and a significant increase in profitability. I’m extremely pleased with the direction of Aerie. Strong performance has continued in the bra and undies business and the team has done a nice job expanding categories, strengthening assortments and leveraging our AE customers. This holiday season, the stores look great with an emphasis on gifting, strong colors, and exciting new trends in soft dressing. I congratulate the team and look forward to continued success and further expansion of the business.

Although we’ve made good progress against our priorities, our margin rates are still well below our goals and as we continue to strengthen the assortments and drive innovation across product, marketing, and customer engagement, we expect to see continuous improvement. I’d like to thank the teams for their hard work, wish you all a happy holiday and now I will turn the call over to Mary.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thanks, Roger. Good afternoon everyone. Despite ongoing macro pressures and weak mall traffic, our third quarter performance exceeded our expectations. While sales were essentially as expected, we effectively reduced markdowns and controlled expenses compared to last year. This led to adjusted year-over-year earnings growth of 16%.

Now looking at the details of the quarter, total revenue declined slightly to $854 million from $857 million last year. Consolidated comparable sales declined 5%. By brand, AE comps were down 6% and Aerie increased 3%. On a consolidated basis, the number of transactions decreased due to declines in traffic. However, as a result of reduced markdowns and a change in promotional strategies, the average transaction value increased in the high single digits driven by mid-single digit increases in both the average unit retail and units per transaction. Additional sales information can be found on page eight of the presentation.

Total gross profit increased 17 million and as a rate-to-revenue rose 200 basis points to 36.9%. The margin improvement was driven by reduced markdowns and was partially offset by 120 basis points of buying, occupancy and warehousing deleverage.

SG&A expense of 205 million declined 1% from 206 million last year. As a rate-to-revenue, SG&A held flat to last year at 24% despite negative comps. We were pleased with good expense management driven by reduced overhead and variable expense partially offset by continued investments in new stores and international expansion as well as increases on expense accruals.

Depreciation and amortization increased to 37 million, deleveraging 40 basis points due to Omni channel and IT investments, new factory and international stores and the new fulfillment center. On a non-GAAP basis, our tax rate was 42.4% in the quarter reflecting reserves against international start-up.

Adjusted operating income grew 22% to 74 million and the operating margin expanded 160 basis points to 8.7% as a rate-to-revenue. Adjusted EPS of $0.22 increased 16% from an adjusted EPS of $0.19 last year.

Now turning to the balance sheet, starting with inventory, which can be found on page 9 of the presentation, we ended the quarter with inventory at cost per foot down 14%. The year-over-year decline includes a change in the timing of inventory ownership. As a reminder, late last year, we began taking ownership at the receiving port rather than the port of departure creating working capital efficiencies. Without this change, inventory at cost per foot decreased 3%.

We expect fourth quarter ending inventory at cost per foot to be up slightly following a mid-teen decline last year. Fourth quarter ending inventories reflect an acceleration of Spring receipts due to the West Coast Port slow down. Fall and holiday end of season inventories are expected to be down approximately low double digits.

We ended the second quarter with 280 million in cash and in investments. On December 2nd, we closed on a new 400 million asset-based credit facility replacing the existing 150 million revolver. The new credit facility which carries a five-year term, remains undrawn and provides increased financial flexibility, liquidity and takes advantage of a favorable credit environment. Capital expenditures totaled 64 million for the quarter. We continue to expect cap ex to be approximately 230 million this year, falling to 150 million in 2015.

During the quarter we opened 23 stores including five North American mainline stores, 10 factory stores, five stores in Mexico and three in Asia. We closed three stores, including two Aerie standalone locations. Additionally we opened 10 international licensed stores, ending the quarter with 94 licensed stores across 14 countries. We are on track to close over 70 stores by year-end with over 40 closing in January. Additional store information can be found on pages 12 through 14.

Now I’d like to review of the restructuring charges incurred during the quarter. Third quarter GAAP results included approximately 51 million or $0.17 per share of charges related to our profit improvement initiative. This includes roughly 33 million of non-cash store and asset impairment charges. As a result of our store fleet review and challenging performance this year, 48 AE, and 31 Aerie stores were impaired. Third quarter GAAP results also include 18 million in restructuring charges related to corporate overhead reductions including severance and related items and office based consolidation.

Regarding the outlook for the fourth quarter, we continue to operate in a volatile and highly competitive environment. As we see it currently, we expect a slight decline in revenue and a mid- single digit decline in comparable sales. For the fourth quarter, we are expecting EPS to increase over last year to $0.30 to $0.33. Our guidance compares to adjusted earnings of $0.27 per diluted share last year and excludes potential impairment and restructuring charges. We expect fourth quarter markdowns to decline.

As we anniversary a 37 million or 15% decline in SG&A last year, due to incentive reversals and lower advertising expense, we currently expect operating expense to increase in the high single digits in the fourth quarter. In addition, to the impact of incentives, the balance of the increase is due to advertising and new store opening.

Now looking forward to 2015, the results of the restructuring will drive gross savings of approximately 27 million across gross margin, SG&A and D&A. These reductions will be largely offset by inflationary costs and strategic investment including Omni channel projects, customer-facing activities, and continued global expansion. As a result SG&A dollars are currently expected to be in the range of flat to down slightly in 2015.

We continue to strive towards gross margin in the high 30s which we expect to come primarily from continued reductions in markdowns. BOW is expected to increase in the low single digits in 2015. Our plans to close 150 stores over the next three years remain on track and we continue to assess the fleet for additional closures. In 2015, we will open about 20 to 25 stores, primarily factory and international locations. We will close approximately 70 stores, including 20 Aerie standalone stores and most of the closures will occur upon lease expiration in January of 2016. While new stores continue to deliver higher returns and have higher sales per foot than the stores we are closing, the new stores also carry higher rents leading to the increase in BOW.

We remain committed to executing on our priorities to reduce promotional activity, improve assortments and control inventory while continuing to bring down expenses to strengthen our profitability.

Thanks for listening and now we will take your questions.

Operator: Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one, on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two, if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys, and we ask that you limit yourself to one question so in the interest of time everyone may ask their questions.

The first question is from Simeon Siebel of Nomura Securities. Please go ahead.

Simeon Siegel – Nomura Securities: Thanks. Good afternoon guys. Can you talk about your view to a long-term store target maybe between full price, factory, domestic and international and then just a quick follow-up Mary. There are clearly markdown factors that could skew this, but historically it looks like the Q4 gross margin rate has been below the Q3 gross margin rate on a seasonal basis. Any reason that shouldn’t be the case this quarter and I guess embedded in there what are you expecting within your guidance for Q4 gross margins? Thanks.

Simon Nankervis – American Eagle Outfitters, Inc. – EVP of Global Stores: Hi Simeon, it’s Simon. I will take the first part of the question and pass it off to Mary for the second part. So in relation to the blended mix between factory and mainline, it’s part of our continuing strategy to assess where the mainline fleet looks in the US in particular. As we’ve said on earlier earnings calls we look at the way that our customer is currently shopping between the various channels and we use that as a leading indicator to tell us how many stores we should have in each of the various channels and where there’s been movement between our shopper in the factory and mainline channel . Then overlaying that is the digital strategy we have throughout flexible fulfillment opportunities with buy online and ship from stores and the other opportunities that we’re working toward for 2015.

In relation to international, we really just commenced that journey from an owned and operated perspective. We continue to develop the licensed business relatively aggressively at the moment. It’s a low capital investment positioning for us with a higher return on investment. And from an owned and operated perspective, we’re going to evaluate the way that those stores continue to perform and as the stores perform and we see the return on that investment we will continue to expand accordingly.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: And then regarding gross margin for the fourth quarter, expecting it to be probably in the mid 30% range, which is slightly down from Q3, but pretty consistent with Q1 and Q2. I think more importantly, that gross margin in the mid-30s will be a significant improvement over last year. It could be pretty close to 300 basis point improvement, so we’re seeing that good trend continuing into Q4.

Simeon Siegel – Nomura Securities: Perfect. Thanks a lot. Good luck for the holidays.

Operator: Next question from Matt McClintock of Barclays. Please go ahead.

Matt McClintock – Barclays: Hi, good afternoon everyone. Really impressive job of reducing the box wide promotions this quarter and now that we are into the holiday season, I was just wondering if we could get maybe your updated thoughts on, given the environment itself, are you more or less optimistic that the promotional intensity or in the strategy to be able to reduce those box wide promotions given where the promotional intensity is of the industry. Then also the second question, I was wondering if you could update us on the franchise stores internationally. Haven’t heard much of the performance of those. You’re opening a good number of those this quarter. Maybe just update us on where those stores stand relative to maybe the performance of the last time you updated us on that. Thanks.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: Our pricing strategy obviously is contingent on having a stronger better compelling product than the market place and that which we had last year. So with that ability, if we believe we have it, we have a strategy in place and we want to be consistent with that. So at this point, in time, yes the promotional activity in the malls is greater than ever, it’s deeper than ever. So at this point, we are staying pretty consistent to our vision.

Simon Nankervis – American Eagle Outfitters, Inc. – EVP of Global Stores: Matt, in relation to the franchise business, we opened two additional markets in Q4 being Thailand and Indonesia. We’ve seen continued expansion with our existing licensees. We’ve been really happy with the performance of those businesses and I think the growth that you’ve seen in the store count is reflective of the way that those markets have performed. In relation to the earnings that we’ve seen coming out of that, we’ve been really seeing positive improvement in that and we are continuing to see additional opportunities with new partners coming on into next year.

Operator: Thank you. The next question is from Thomas Filandro of Susquehanna. Please go ahead.

Thomas Filandro – Susquehanna: Hi. Thanks. First happy holidays to all and again my congratulations for delivering a solid execution in a tough environment. So Jay, question for you. It’s kind of a broader question. I was curious can you kind of tell us what gives you confidence in the viability of the business model because some have questioned the viability of the business model as well as the brand direction and leadership and that then second part of that or third part of that, long-term, what do you see the balance between brick and mortar and DTC? Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: You asked three questions here Tom.

You know what gives me confidence, on the new product that we introduced, we see a very good reception to it right away with the customer. So my feeling is that look, it takes a combination of one, we have to get the right product, the right quality and that’s where we’ve put our emphasis this past nine, 10 months on is really getting the product right. And we made a lot of progress. I would say the last nine months, this quarter on the quality of the product, is much improved than it was nine months ago. So from that direction, everything is going the right way.

The second thing is, you know, you are never completed and I feel that there is still a tremendous opportunity out there to create more excitement within the store. Roger and I and the team, we worked on it and we feel there’s lot of opportunities for the next 12 months coming up and as soon as we get through the holiday season we will start working on that.

So I’m very optimistic on the brand. We see the way the customer responds between the brick and the mortar and also we see the response of our website, the way the customer is responding. It’s very positive that we did not go to the 50 off discounts on our site, we went to 40 off, but yet we got very good result at 40 off. I think we did better at the 40 off than the team was anticipating.

So that’s positive and I feel that in this type of environment, as long as we stay true to our beliefs and stay true to the heritage of the Company, I think we will be in very good shape. We see Aerie. Aerie has had good results. They haven’t done steep discounting. We see a big opportunity there. The international business has been strong. We see an opportunity coming up very shortly of expanding our e-tail business overseas. So there’s a lot of real positive things going on. Just a lot of work to do but everyone is up to the task.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: Obviously Jay and I talk every day. We are in sync on all of the things that he just talked about, but when people challenge the viability of the lifestyle brand equity, if you take a look at all the research, not the ones that we’ve done, but your due diligence throughout the industry that has been done, American Eagle is by far the strongest brand. Our brand equity scores, other than Nike, we are the second strongest brand in apparel retailing in this demographic. We are a very powerful brand. Our share of market in bottoms is dramatic. And our power as a destination store in denim is unequaled. We have so many parts of the lifestyle brand that work for us that the customer comes to us as the destination store and now by putting the right product in in a complete lifestyle way with the right finishes and washes and details, it is resonating with the customer. As you can see, our results vis-à-vis the competition at this point, in time, Tom. I feel as optimistic of the positioning of the lifestyle brand versus fast fashion as I’ve ever been.

Operator: Thank you. The next question is from Adrienne Tennant of Janney Capital. Please go ahead.

Adrienne Tennant – Janney Capital: Good afternoon everybody. My question is more sort of on a philosophical level. Is it a trade-off, as you pull back on the promotions between sort of the gross margin rate and gross margin dollars and I’m wondering, as you are less promotional than others, some of your competition, are you concerned that in the near term you may lose some share, while doing the right thing for the Company longer-term. Then just any update on the CEO search would be wonderful. Thank you very much.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: I will let Jay answer the CEO search.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: The process is underway. We’re committed to finding a strong successor and as soon as we do, we will let everybody know.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: As it relates to share of market. In our competitive landscape, obviously we are gaining share of market and I’ll leave it at that.

Operator: Thank you. The next question is from Randy Konik of Jefferies. Please go ahead.

Randy Konik – Jefferies: Okay, with the environment, do you expect to AUR to kind of stabilize at all? And, you know, Mary, on the cap ex, is there more further you can do in the cap ex and how does the cap ex look may be two years out from now? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: If I look at AUR, I’ll answer both questions as I look at kind of AUR expect to see a continued improvement in our AUR as we pace through the fourth quarter here. And probably a bit into next year. I mean that again is really driven by the reduction in markdowns as the product is improved and we backed off the strong promotion. From a capital perspective, you know, as I said earlier we will spend about 230 million this year. As I look at ‘15 and ‘16 we are probably back to what I would call a more normalized rate, of something like $150 million. We had a lot of catch up to do here this last couple of years around infrastructure and some digital spend and that will moderate back to about 150.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Next question.

Operator: Thank you. The next question is from Lindsay Drucker Mann of Goldman Sachs. Please go ahead.

Lindsay Drucker Mann – Goldman Sachs: Thanks. Hi everyone. I was hoping, number one, can you give us any color on how your performance has been quarter-to-date and just any color on Black Friday. And then secondly, Mary, it was great to hear some of those preliminary thoughts on 2015. The high 30s gross margin goal is that something that you can—do you have a certain timeline to that? I’m guessing you are looking for some gross margin improvement just based on the case of what we’ve seen in the back half of this year and also any early thoughts on where the tax rate might shake out next year? Thanks.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: Lindsay, you know we don’t report on monthly information or quote on quarterly, but just to give you a sense, let’s say that the month of November is spending pretty similar to how third quarter was doing which we were quite pleased with. Obviously we were not nearly as promotional as we were last year for the Black Friday weekend and certainly our margins in average unit retail is considerably higher.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: I think for gross margin Lindsay, as I look into next year, you know, every quarter is a little different depending on our product mix et cetera and cadence and store openings. I think for the year, I feel pretty good about the high 30 rate, that we will be able to achieve it. We may not be able to do every quarter, but I think we will for the year. Tax rate, expect that to fall back to something you know, historical levels right around 40% as we get into next year.

Operator: Thank you. Just like to remind everyone to press star one if you’d like to ask a question and that we do ask that you limit yourself to one question.

The next question from Susan Anderson of FBR Capital. Please go ahead.

Susan Anderson – FBR Capital: Hi. Thanks for taking my question. I was wondering if I could just get your thoughts on you know, if we look out a year or two from now on the competitive environment, it just seems like you know, things aren’t letting up. I know a lot of the teen retailers are rationalizing stores, but then we still are getting a lot of international players coming into the market. So maybe just your thoughts on that and how you think about getting comps back positive.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: On the competitive landscape and of the international players coming into market, when you are in this business you kind of thrive on great competition, it makes you perform better and at this point, all of those coming in are really fast fashion guys. They are not really in the lifestyle business where we put together, what I would call a Broadway show 10 times a year. So our fashion is as updated as anyone else’s and we do it 10 times a year with a great floor set. And they are all fast fashion players. So from my perspective, I don’t see it as an issue for us. And the reality is that some of the competition that was in our space, which seems to be changing their strategies, may no longer be in the business at all. So I think we are in a great position at this point, in time.

Operator: Thank you. The next question is from Anna Andreeva of Oppenheimer. Please go ahead.

Anna Andreeva – Oppenheimer: Great. Thanks. Good afternoon everyone and congratulations on managing well and a tough environment. I had a question on inventories. I guess what number should we think of ending the fourth quarter excluding the earlier spring receipts and also into 2015, I think you guys still have an opportunity for tight management in the spring and also may be just an update on factory. It’s been a couple of quarters of declining comps over there. Maybe remind us about the sales productivity and the profitability of that business. Thanks, so much.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: I’m not sure I got all the questions right here, but on inventory, if you exclude the early spring receipts, we will likely be down kind of low double digits, and the fall holiday will be cleared up pretty well by the time we get to the end of the quarter.

Simon Nankervis – American Eagle Outfitters, Inc. – EVP of Global Stores: In relation to the factory business, we are still seeing that business outperform the main line. It’s still a highly profitable business for us. We’ve continued the expansion of that network of stores as we’ve seen growth and opportunities. I think part of the impact on comps has been as you grow the footprint and as the number of new factory development’s coming on, you are not seeing those significant grand openings that we were seeing historically, so we are still really positive about the space and continuing to focus on development of that strategy.

Operator: Thank you. The next question is from Paul Lejuez of Wells Fargo. Please go ahead.

Paul Lejuez – Wells Fargo: Hey, thanks. Can you talk about what you see in the fourth quarter and what the outlook is into the first half of ‘15 and also curious about Ecom performance versus the stores and if you see any difference in categories Ecom versus brick-and-mortar. Thanks.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Hey, Paul it’s Michael Rempell. I’ll take your question. First on product cost, product costs continue to be a focus for us and frankly, should be an opportunity heading into the back half of 2015 as we have tailwinds from both currency and cotton. You have to remember in both the fourth quarter this year and in the first half of next year we are going to anniversary product that was much less expensive, but our customers clearly did not feel like it was special or unique enough and really they didn’t think it was a great value. So during that time, fourth quarter this year, into the first half of next year, we expect product cost to be roughly flat as we look to improve the assortment. Our focus as a team is really in the back half of next year where we see opportunity to continue to improve our quality, differentiate our products, but take some of the tailwinds that we have and reduce costs. And the second part was about performance in DTC, in terms of the mix. I would say the selling online is roughly the same as what we see in the stores.

Operator: Thank you. The next question is from Dana Telsey of Telsey Advisory Group. Please go ahead.

Dana Telsey – Telsey Advisory Group: Hi. Good afternoon everyone. As you think about the marketing, what is working, how do you see the marketing spend moving forward and are there any particular categories we should watch for it on and also Aerie versus American Eagle in terms of what you are seeing there to help drive the sales? Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: I will let Jen talk a little bit about Aerie since it’s such an exciting story. We’re lucky to have her with us right now.

Jen Foyle – American Eagle Outfitters, Inc. – EVP and Chief Merchandising Officer of Aerie: So Aerie. We had a really nice quarter, I was really proud of the team. They really did delivered on all fronts and it’s really never about one thing as Roger always says. So you know, we had creative marketing, the lease lines were innovative, the product was great and we have a solid strategy that we’re delivering on, which is opening up the new store format, closing non-productive stores and then not to forget about the direct-to-consumer channel, that’s been really generating nice traffic. We’ve been leveraging the AE brand and aiding in brand awareness.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: As it relates to marketing for both American Eagle and Aerie, you are a student of the business. I think you can walk into the malls and look at our seven and a half miles of windows and I think you will say that the marketing of our stores is quite attractive and it is compelling and it drives people into our store. At the same time, each time we do a set, we are back to the structure and the decision of doing marketing for each one of those sets, it’s telling a new story. That is something that fast fashion players don’t do. That’s a very important part of being a true lifestyle brand. So when you put together what we are doing on the outside and using our own mobile and web devices to do that, and it corresponds to what we are doing in our stores and in our windows, the combination of all the efforts being very focused drives the message that we need to do.

Operator: Thank you. The next question is from, Rick Patel of Stephens. Please go ahead.

Rick Patel – Stephens: Good afternoon everyone and congrats on the progress you’re making. I had a question on fashion products. They seem to be doing pretty well. Given what you are seeing should we expect that assortment to represent a bigger piece of the pie either for the spring season or for back to school and if there are changes that are going to occur what are the implications for market?

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: Our fashion business is doing very well and we have great opportunity because as you know, we’re such a dominant bottoms business, I won’t give you our ratio, but the opportunity in the ratio for us to drive a lot more tops business, the bottoms business now that we’ve hit the right fabrications and the right styling and the testing that we’re doing is back in place. I see big opportunities as we move into spring on the tops business and most of that is the fashion.

Operator: Thank you. The next question is from John Morris of BMO Capital Markets. Please go ahead.

John Morris – BMO Capital Markets: Thanks. My congratulations to everybody as well. You talked about the customer interfacing initiatives ahead. You plan to invest more for in 2015. So Jay or Roger, can you talk a little bit more about that? What we expect to see and would we expect to see some of the benefit of that impacting 2015?

Speaker: (Inaudible)

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: John we’re doing quite a bit under the umbrella of our Omni channel initiatives to try to give our customer a better experience and also leverage the capabilities we have as a Company. So you know we’re thrilled with our ship-to-store rollout that we’ve been working on all year. We’re in about 530 stores. We’ve learned quite a bit about this technology through the year, how to manage the algorithms, to drive profitability and we are very pleased by the volume that’s been generated and the ability to better service our customers. We now, during the holiday, we have it targeted on unproductive inventory and lower volume stores that are within two day shipping of our customers and we are seeing great results. We plan to roll that out to the balance of the chain next year and the team has done a tremendous job. The stores are fulfilling these orders very quickly. Training stores very nicely and we think there’s huge benefit there for our customers. We’re going to roll out reserve in store next year which we think will be a big win, A big part of our customer base does not even have credit cards. So the ability to be on their device, identify something they want to buy and then go to store and pick it up and pay cash, we think will be a huge win for us.

We rolled out new digital capabilities both an improved website as well as a new mobile app in the last quarter and why that’s critical John, is we updated that app eight times in the quarter. We were able to do that because we built it in house and we own that technology. Previously we were only able to update about eight times a year. So as quickly as traffic is driving to mobile, we’re able to meet and exceed customer expectations with that new technology and it’s only the tip of the iceberg.

And just the last thing is, we went into pilot in the back half of the year with a new point-of-sale system. It’s only in about 10 stores today, but we plan to roll it to the entire chain next year and there are two key capabilities in that that Simon and I and the team are very excited about. One is we’re going to have mobile check out in all stores so the ability to check a customer out through either an iPad or iPod in the stores and the second is the ability to save a sale from the same device , so an associate with a customer, we don’t have their size in the store, they can look it up on the iPad, see if we have it in another store or in a DC and ship it to a customer’s home.

Operator: Thank you. The next question is from Neely Tamminga of Piper Jaffrey. Please go ahead.

Neely Tamminga – Piper Jaffrey: Great. Good afternoon. One quick point of clarification on the SG&A, to make sure I heard it correctly. SG&A dollars rate or both for being flat to down slightly for next year, Mary and then Roger, for you, we’ve heard a lot about joggers and jeggings and leggings, I don’t know if I can say it again that fast, but what are the kiddos wearing it with? What is going on with tops? What tops should they be wearing? What business should be better?

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: If I told you what they should be wearing as tops, I’d be giving too much information out.

Neely Tamminga – Piper Jaffery: Joggers, jegging, or leggings. All right.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: SG&A next year flat dollars. Flat to slightly down dollars for 2015.

Operator: Thank you. The next question from Kimberly Greenberger of Morgan Stanley. Please go ahead with your question.

Kimberly Greenberger – Morgan Stanley: Thank you, so much. My question is on traffic. Clearly the traffic is suffering today because you’re pulling back some promotional activity, but you’ll anniversary that in the second quarter next year and beyond Q2 in 2015. How do you expect your traffic trends and your transaction counts in-store to trend? Thanks.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: It is difficult to forecast out, as you know Kimberly. Very difficult. But my sense is that when you take the transactions online and you take the transactions in the stores and you put it together, if we’re the compelling lifestyle brand that we are at this moment vis-à-vis the competition and how much better we can be when we do much better as we move forward, I would think that the combination, our traffic should start to turn up.

Operator: Thank you. The next question from Jennifer Davis of Buckingham research. Please go ahead.

Jennifer Davis – Buckingham Research: Hi, guys good afternoon. Jay, I will say I agree the merchandise is much improved from nine months ago and that Denim X is really great.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: Thank you. He won’t beat me up after this call.

Jennifer Davis – Buckingham Research: It’s the softest denim I felt. Anyway.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: Wait until you see 4X.

Jennifer Davis – Buckingham Research: Okay. Quick clarification on merchandise margins if you could. How much of the merchandise margin increase was based on a reduction in markdowns and how much on AUC’s?

Mary Boland – American Eagle Outfitters, Inc. CFO and Chief Administrative Officer: For Q3 it was mostly markdowns. Almost entirely markdown driven.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: As Michael said, we really improved the fabrics, the washes, the quality of the make. So we were able to hold our cost pretty flat, which is terrific, but going forward Michael is going to have great improvements with the currency and cotton changes.

Jennifer Davis – Buckingham Research: Okay, so you’ve actually increased the quality but held the cost current?

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: That’s correct.

Jennifer Davis – Buckingham Research: Okay, okay.

Operator: Thank you. The next question from Rebecca Duval of BlueFin Research. Please go ahead.

Rebecca Duval – BlueFin Research: Let me add my congratulations as well for managing through a tough environment. Roger, my question is for you and I no, you don’t like to give too much away but, you know, we saw a lot of success with some of these capsules that you were bringing into the stores with the 40 West, The Don’t Ask and it seemed like you are able to get away with them with premium retail so my question is, can we expect to see more of that go forward? And is there plans to be rolling that out to more doors as well?

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: We are very happy with what it does and actually Jay and I just went through our concept for holiday for next year and the collaboration and those capsules are better than ever. But, they always will only be a small part of the business but when it inspires the inspirational part of the store and it gives us that sizzle that we absolutely need to have and we need to have more of it. We certainly will continue it, but it will be contained and it is great information not only exciting for the customer but it is great information for us.

Operator: Thank you. The next question from Jennifer Black of Jennifer Black and Associates. Please go ahead.

Jennifer Black – Jennifer Black and Associates: Good afternoon and let me add my congratulations as well. We are seeing a bigger assortment of accessories and I wondered what percent of your business accessories represent now and where could we see that go and then I just have a follow-up on what kind of a comp do you need to get leverage in 2015? Thank you.

Mary Boland – American Eagle Outfitters, Inc. CFO and Chief Administrative Officer: The comp leverage is probably low single digits.

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: Accessories will continue to grow.

Jennifer Black – Jennifer Black and Associates: And you’re not going to say what percent they are now? Do you have substantial room for growth?

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: Yes, we do.

Operator: Thank you, the next question from Dorothy Lackner from Topeka Capital Markets. Please go ahead.

Mary Boland – American Eagle Outfitters, Inc. CFO and Chief Administrative Officer: Dorothy, are you there? All right, we will take the next question.

Operator: Certainly the next question from Lorraine Hutchins of Bank of America. Please go ahead.

Lorraine Hutchins – Bank of America: Thank you, good afternoon. Mary, was cap ex coming down next year, can you review your view on priorities for free cash flow?

Mary Boland – American Eagle Outfitters, Inc. CFO and Chief Administrative Officer: You know, I think it’s again about our product, our assortment, making sure our stores reflect a great customer experience, continuing to invest in the Company, open stores et cetera. I think, you know, as I look at kind of our plan for next year and where we are investing, it is really around those priorities, plus in the digital space where, as Michael articulated earlier on the call, lots of great investments that we have going forward that are needed for the company to get competitive and hopefully gain a competitive advantage. So I think it’s all about investing in the Company and in investing in areas that will help drive profitable growth for the company as we move forward.

Jen Foyle – American Eagle Outfitters, Inc. – EVP and Chief Merchandising Officer of Aerie: We will take one more question.

Operator: Certainly the next question from Marni Shapiro of the Retail Tracker. Please go ahead.

Marni Shapiro – Retail Tracker: Hi, guys thanks and in case I forget, best of luck with the holidays, the stores look great. Could you just talk a little bit more, you mentioned that T-shirts and knits and fleece had been a tougher part of the business, but how much of the softness in that space is due to headwinds from the trending down logo business and how much less logo business versus say even last year where you were kind of blowing out some of it at decent prices?

Roger Markfield – American Eagle Outfitters, Inc. – Chief Creative Director: You know, the logo business as such for us has never been a huge part of the business. It was not how we wanted to build the business. I never believed in taking the Eagle and spraying it across the chest other than in graphics with tees and fleece. So at this point, it represents under 10% of our business and obviously the trends are a bit less, but our Eagle is a very powerful icon, on a global stage and I believe in the Eagle very strongly, You would never see Ralph take his polo player off and I don’t think you should expect to see American Eagle take the Eagle off of its garments. But as relates to the whole graphic, that was something we’ve never really been in in a big way. I don’t believe in that.

Operator: Thank you and that was all the time we have for questions. I’d like to turn the floor back over to Management for any additional or closing remarks.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: Thank you for your time today. We look forward to delivering improved profitability and stronger shareholder returns and wish you all a happy holiday season. Thank you.

Operator: Thank you. Ladies and gentlemen this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.